Exhibit 10.1

One Technology Drive / P.O. Box 188 / Rogers, CT 06263-0188 / 860.774.9605 / Fax: 860.779.5777

GENERAL RELEASE AND SEPARATION AGREEMENT

This General Release and Separation Agreement (hereinafter “Agreement”) is made as of March 17, 2018 (the “Effective Date”) by and between Janice Stipp (hereinafter “Executive”) and Rogers Corporation (hereinafter “Rogers” or the “Company”). The purpose of this Agreement is to fully and finally dispose of all issues regarding Executive’s employment and separation from employment with Rogers as described below.

1.    The Executive shall be separated from employment with Rogers on May 16, 2018 (the “Separation Date”). Such period following execution of this Agreement through the Separation Date shall be the “Transition Period.” During the Transition Period, Executive shall be paid Executive’s base salary and benefits (“Transition Benefits”) and shall perform such limited transition duties as set forth in Exhibit A (“Transition Duties”). Executive shall retain access to Executive’s office and Company email account during the Transition Period.
2.    Compensation Benefits. In consideration for entering into this Agreement and pursuant to paragraph 6 of the Offer Letter between Executive and Rogers (the “Offer Letter”), following the Separation Date, Rogers will provide the following payments (“Compensation Benefits”) in return for the release and waiver set forth herein and the satisfactory fulfillment by Executive of all Executive’s agreements hereunder:
(a)    pursuant to paragraph 6 of the Offer Letter, compensation in the form of fifty-two (52) weeks (the “Compensation Period”) of base pay, annualized at four hundred and thirty thousand ($430,000 USD) paid in recurring amounts consistent with Rogers’ regular payroll practices (provided that the first installment shall not be paid prior to the first possible payroll cycle after this Agreement becomes non-revocable), with appropriate withholding with respect to taxes and deductions;

(b)    pursuant to paragraph 6 of the Offer Letter, bonus under the AICP for the 2018 fiscal year of two hundred seventy-nine thousand five hundred ($279,500 USD), with Executive’s individual payment being determined on the basis of Executive’s target bonus percentage as approved by the Compensation Committee with respect to the 2018 fiscal year, with appropriate withholding with respect to taxes, to be paid in a lump sum following the Separation Date; and

(c)      a lump sum payment equal to $820,000, less applicable taxes and withholdings, payable following the completion of the Consulting Period as defined below.

Exhibit 10.1

3.        Consulting Period. During the six-month period following the Separation Date (the “Consulting Period”), Executive shall remain available, as an independent contractor, to perform additional consulting services from time to time as requested by Rogers. Such services shall be limited to providing advice and support to Rogers through preparation for and participation in meetings or teleconferences requested or arranged by any of Rogers’ Chief Executive Officer, Chief Financial Officer or General Counsel regarding the Company’s finance, treasury, accounting, corporate development or investor relations functions. Such services shall generally be provided by Executive from Executive’s own remote work location, but to the extent that Executive performs any services on the Company's premises or using the Company's equipment, Executive shall comply with all applicable policies of the Company relating to business and office conduct, health and safety, and use of the Company's facilities, supplies, information technology, equipment, networks, and other resources. The obligations relating to “Proprietary Information” pursuant to the Employment, Invention, Confidentiality and Non-Compete Agreement with Rogers, dated November 9, 2015 (the “Non-Compete Agreement”) shall continue to apply to Executive during the Consulting Period. As full compensation for the consulting services and rights granted to the Company under this Section 3, the Company shall pay a total of two hundred and fifteen thousand dollars ($215,000 USD) to Executive in equal monthly installments of thirty five thousand eight hundred thirty three dollars and thirty three cents ($35,833.33 USD) on or about the fifteenth (15th) of each month beginning June 15, 2018.
4.    COBRA Subsidy. Executive shall be entitled to continue participating in the Company’s medical, prescription drug, vision and dental plans for Executive and family, under her current plan election, through December 31, 2018 (the "COBRA Benefits") subject to the terms of the applicable plans and as follows: (i) such COBRA Benefits shall be subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as applicable; (ii) the Company will pay the company contribution and Executive shall be required to pay the employee contribution, in each case determined as if Executive remained an active employee of the Company; (iii) Executive’s right to receive further COBRA Benefits shall terminate if and when Executive elects and secures alternative health benefits from a new employer, of which Executive shall promptly notify the Company, or if and when Executive otherwise becomes ineligible for further coverage under COBRA; and (iv) the Company shall be required to provide the COBRA Benefits only to the extent that the Company continues offering an employee health benefits plan and to the extent that the Company is not required to provide and pay for such post-termination coverage to other employees to avoid a violation of applicable nondiscrimination requirements.
5.    General Release. Executive, on behalf of Executive and Executive's descendants, ancestors, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases, acquits, and discharges Rogers and its parent(s), subsidiaries, affiliates, related LLCs, owners, trustees, directors, officers, agents, servants, employees, stockholders, representatives, assigns, and successors (collectively referred to as “Released Parties”) with respect to and from any and all claims, wages, agreements, contracts, covenants, actions, suits, causes of action, expenses, attorney's fees, damages, and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Executive has at any time heretofore

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Exhibit 10.1

owned or held against said Released Parties, including, without limitation, those arising out of or in any way connected with Executive's employment relationship with the Company or Executive’s separation from employment at the Company. This general release includes claims discrimination or retaliation under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Connecticut Fair Employment Practices Act, Conn. Gen. Stat. § 46 (a) - 51 et seq.

        Executive agrees that by this Agreement, Executive is expressly waiving Executive’s right to bring or pursue any judicial action, any contractual action, any statutory action or procedure or any action which Executive could have brought with respect to any matter arising from Executive’s employment with Rogers and separation therefrom with Rogers, provided, however, that this Agreement shall not preclude Executive from seeking unemployment compensation or workers’ compensation benefits, nor shall it constitute a waiver with respect to any claims Executive may have for retirement benefits (e.g., 401(k) and pension benefits); provided, however, Executive meets all applicable requirements under applicable retirement plans and no statement by either party shall modify such plans unless expressly done so in writing pursuant to the plan terms. Executive also agrees that by entering into this Agreement, Executive is waiving any right Executive may have to seek or accept damages or relief of any kind with respect to the claims released by this Agreement or by reason of termination of Executive’s employment. Executive further agrees to execute and deliver to the Company an update to this release and waiver in form and substance satisfactory to the Company to be effective for the period through the Separation Date.
6.    Non-disparagement. The parties covenant and agree that they will not at any time, directly, indirectly or, in the case of Executive, through any entity in which Executive is an officer, director, employee, consultant, or shareholder, either orally, in writing, or through any medium (including, but not limited to, television or radio, newspapers, magazines, computer networks, social media, or bulletin boards, or any other form of communication), disparage, defame, impugn, or otherwise damage or assail the reputation, integrity or professionalism of the other party, or any officer, director, employee, agent or representative of Rogers. Nothing in this Section 6 is intended to impose restrictions on either party beyond those that are permitted by law or that conflict with Company policies.
7.    Cooperation. Executive agrees to cooperate with Rogers in the truthful and honest prosecution and/or defense of any claim in which the Released Parties may have an interest (subject to reasonable limitations concerning time and place), which may include without limitation: making Executive available on a timely basis, on reasonable notice by Rogers, for interviews, meetings and other communications with auditors and outside counsel acting on behalf of Rogers in connection with any such matter; providing documents to Rogers related to any such matter; and voluntarily appearing, without a subpoena and at Rogers’s request, for a deposition or to give testimony in any hearing, trial, investigation or arbitration at the request of Rogers for any such matter. If Executive becomes legally compelled to testify or provide an interview on any matter related to Rogers, whether by subpoena or otherwise, Executive agrees to provide Rogers with prompt, written notice of such legal requirement so that Rogers may, if it so wishes, seek a

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Exhibit 10.1

protective order or other remedy. To the extent that Rogers requests Executive’s cooperation, Rogers shall reimburse Executive for reasonable expenses consistent with Rogers’s expense reimbursement policy there in effect.
8.    Return of Property. Executive agrees to return all Rogers’s property in Executive’s possession including, but not limited to, credit cards, keys, company files and internal documents (including books and manuals), and any electronic equipment (even if such electronic equipment has been available for Executive’s personal use).
9.    Confidentiality. Executive and Rogers agree not to disclose the terms or conditions or the circumstances that resulted in or followed Executive’s separation from employment, to any party, excluding immediate family, except as required by law or as is reasonably necessary for purposes of securing counsel from Executive’s attorney, accountant or financial adviser. Nothing in this Section 9 is intended to impose restrictions on either party beyond those that are permitted by law, or that conflict with Company policy.
10.    Consideration. The parties agree and acknowledge that there is good and sufficient consideration for the settlement of any and all issues and disputes between Executive and Rogers and for the mutual promises contained herein. Also, the parties agree and acknowledge that the terms of this Agreement are fair and equitable, reflecting both the corporate interests of Rogers and its recognition of Executive’s years of valuable service.
11.    Resignation. Upon execution of this Agreement, Company will initiate the removal of Executive from any positions Executive may hold as an officer, director, signatory or agent of Rogers or any Rogers-affiliated entity, including in relation to overseas bank accounts. Executive acknowledges and agrees that Executive will, execute documents to evidence Executive’s resignation from such positions. Company shall provide reasonable evidence of such filings and will provide reasonable assistance to Executive relating to any IRS filings required as a result of the above positions during her time with the Company. Moreover, where applicable, the Company will provide reasonable assistance to Executive in Executive filing of a Form 4 required to report any non-exempt transaction in Company stock that occurs within six months of any opposite-way, non-exempt transaction that took place during Executive’s employment.
12.    Entire Agreement; Continuing Obligations. Executive is voluntarily entering into this Agreement of Executive’s own free will and without influence by Rogers or any of its present or former officers, representatives, agents or employees. This Agreement constitutes the complete understanding between the parties with respect to the subject matter hereof, except that (i) during the Transition Period Executive shall remain subject to all Company policies and terms relating to her employment, and (ii) Executive acknowledges and agrees Non-Compete Agreement, which is specifically incorporated herein as terms of this Agreement, is a valid agreement supported by adequate consideration, and Executive agrees to abide in full with the terms and conditions of such agreement except as otherwise provided herein.
13.    No Admission. Neither the negotiation, undertaking or execution of this Agreement shall constitute an admission by Rogers of a violation of any federal or state constitution, statute or regulation, or common law right, whether in contract or in tort.

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Exhibit 10.1

14.    Acknowledgement. Executive acknowledges and agrees that Executive is not entitled to any payments and benefits except as set forth in this Agreement and in the Offer Letter, and in particular, that this Agreement is intended to replace any benefits otherwise payable to Executive under the Rogers Severance Pay Plan for Exempt Salaried Employees.
15.    Disclosure. In addition to the foregoing, and in further exchange for the consideration described in Section 2 of this Agreement, Executive specifically represents and warrants that as of the date that Executive executes this Agreement, either (i) Executive has disclosed to the Company’s General Counsel or to another member of the Company’s internal Legal Department in writing any matter that Executive knows or suspects could constitute an actual or potential violation of the Rogers Code of Ethics and Business Conduct or of any internal or external legal, regulatory or compliance requirement applicable to the Company in any jurisdiction in which it does business, or (ii) Executive has no information concerning any such matter.
16.    Choice of Law. This Agreement shall be governed by and construed under the laws of the State of Connecticut, without regard to its conflicts of law rules. The parties hereby consent to the jurisdiction of the federal and state courts located in the State of Connecticut to resolve any disputes arising out of the interpretation or administration of this Agreement.
17.    Severability. If any term or provision of this Agreement, or any application thereof to any circumstances, is declared invalid, in whole or in part, or otherwise unenforceable, such term or provision or application shall be deemed to have been modified to the minimum extent necessary for it to be enforceable, and shall not affect other terms or provisions or applications of this Agreement.
18.    Condition. The Compensation Benefits in Section 2 are conditional upon strict compliance with Executive’s obligations and covenants under the Non-Compete Agreement and this Agreement, including but not limited to Section 7 (cooperation) and Section 8 (return of company property). Executive understands and acknowledges that a breach of any of these obligations and covenants shall result in cessation of the Compensation Benefits. All compensation payments, whether or not part of the Compensation Benefits, shall remain subject to the Rogers Corporation Compensation Recovery Policy, as amended from time to time.
19.    Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with such Section 409A and any related regulations or other pronouncements. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A of the Code to the extent proved in the exceptions set forth in Treas. Reg. Section 1.409A-1(b)(4) (“short-term deferrals”) and Treas. Reg. Section 1.409A-1(b)(9) (“separation pay plans”) and other applicable provisions of Treas. Reg. Section 1.409A-1 through A-6. References under this Agreement to a termination of Executive’s employment shall be deemed to refer to the date upon which Executive has experienced a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, if any payments of money or other benefits due Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of

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Exhibit 10.1

the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, as reasonably determined by Rogers, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to Executive hereunder constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.
20.    Representation. Executive represents and warrants that Executive has the authority to enter into this Agreement, and that Executive has not assigned any claims being released under this Agreement to any person or entity. Executive has carefully read this Agreement and fully understands its contents and significance, and Executive acknowledges that Executive has not relied upon any representation or statement, written or oral, not set forth in this document. Executive fully understands that this Agreement constitutes a waiver of all rights available under federal and state statutes, municipal charter and common law, with regard to any matter related to Executive’s employment with Rogers, and separation therefrom with Rogers. Nothing in this Agreement and Release prohibits Executive from reporting possible violations of law to a governmental agency or entity, or requires Executive to seek authorization from the Company or to notify the Company if Executive does make such reports. This Agreement may be used as evidence in a subsequent proceeding in which any of the parties allege a breach of this Agreement.
21.    Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and together, all of which shall constitute one original document. Original signatures that are transmitted by fax or electronic mail shall be considered original signatures under this Agreement.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

_____________________________________________
Janice Stipp

ROGERS CORPORATION

By: ________________________________________
NAME
TITLE

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Exhibit 10.1

Exhibit A

Transition Period Services

1.	During the Transition Period, Executive shall, under the supervision and direction of the Chief Executive Officer, or his designee, limit her support to the following activities:

2.
Undertake such matters reasonably necessary to continue to fulfill her duties as Chief Financial Officer with respect to the Company’s internal controls, disclosure controls and financial reporting; and

3.	Undertake such matters as shall be reasonably required for and related to the transition of her responsibilities to her successor.

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